                                                                    EXHIBIT 99.1

[LOGO] AMBIENT
       communications for a new world


                                                           FOR IMMEDIATE RELEASE


          AMBIENT RAISES PROCEEDS OF $5.5 MILLION IN PRIVATE PLACEMENT

                            MANHATTAN PILOT UNDERWAY


BOSTON, MA, DECEMBER 28, 2004 - AMBIENT CORPORATION (OTCBB: ABTG), a leader in Power Line Communications (PLC) today announced that it has received net proceeds, after payment of offering related fees and expenses, of $4.9 million through the private placement of its three year 6% Convertible Debentures to institutional and individual investors. The proceeds will be used to expand and further accelerate Ambient's commercialization efforts, broaden its sales channels and increase its working capital.

"We are encouraged with the positive response to this Offering," stated John Joyce, CEO of Ambient. "Our investors have continued to show their belief in Ambient and the viability of PLC technology."

Ambient's pilot project within a high rise apartment building in Manhattan is now underway. With the completion of the Offering, Ambient is now able to step up efforts to bring high-speed PLC broadband to a location in upper Manhattan. Various utility applications, such as load management/load control are also among the suite of projected applications to be included in this pilot.

"We are pleased that Ambient now has the resources to accelerate the implementation efforts of our pilot in Manhattan," said Garry Betty, CEO of EarthLink (NASDAQ: ELNK). "This is an important project to all partners involved as well as the PLC industry in general."

The Convertible Debentures are convertible into shares of Ambient's common stock at an initial conversion rate of $0.25 per share. Interest on the Debentures accrues at the rate of 6% per annum and is payable bi-annually, in cash or shares of common stock, at Ambient's option. Unless converted earlier, the Debentures are scheduled to automatically convert on the third anniversary of issuance into shares of Ambient's common stock. As part of this transaction, the investors also received three-year warrants to purchase up to a total of 22 million shares of common stock at a per share exercise price of $0.50. Ambient has undertaken to file within 30 days of closing a registration statement covering the common stock underlying the Convertible Debentures and the related warrants. Other details relating to the Convertible Debentures will be included in Ambient's Current Report on Form 8-K that is being filed contemporaneously with this release.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.

ABOUT AMBIENT CORPORATION
Ambient Corporation (OTC BB: ABTG) is a development stage company engaged in the design, development and marketing of equipment and technologies that utilize existing electrical power medium voltage and low voltage distribution lines as a medium for the delivery of broadband and other communication services. The use of an electric power distribution system as a high-speed communication medium is commonly referred to as "power line communications" or "broadband over power lines." Visit us at WWW.AMBIENTCORP.COM.



THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS MAY DIFFER MATERIALLY FROM ACTUAL FUTURE EVENTS OR RESULTS. READERS ARE REFERRED TO THE DOCUMENTS FILED BY AMBIENT CORPORATION WITH THE SEC, INCLUDING THE COMPANY'S MOST RECENT REPORT ON FORM 10-KSB AND 10-QSB, WHICH IDENTIFY IMPORTANT RISK FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. AMBIENT IS A TRADEMARK OF AMBIENT CORPORATION REGISTERED IN THE U.S. PATENT AND TRADEMARK OFFICE.


                                      # # #

MEDIA CONTACTS:

AMBIENT CORPORATION
Anna E. Croop
Project & Marketing Manager
(617) 332-0004
anna.croop@ambientcorp.com